UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2009
Irvine Sensors Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 549-8211
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 30, 2009, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with 66 accredited investors (the “Investors”), pursuant to which the Company sold and issued to the Investors an aggregate of 3,490 preferred stock units (the “Units”) at a purchase price of $700 per Unit (the “Private Placement”). The $2,443,000 aggregate purchase price for the Units was paid in cash to the Company.
Each Unit is comprised of one share of the Company’s newly created Series B Convertible Preferred Stock (the “Series B Stock”), plus a five-year warrant to purchase the number of shares of the Company’s Common Stock equal to thirty percent (30%) of the number of shares of Common Stock issuable from conversion of one share of Series B Stock at the initial conversion price (the “Investor Warrants”). The initial exercise price of each Investor Warrant is $0.55, which was 110% of the last consolidated closing bid price of the Company’s Common Stock as determined in accordance with Nasdaq rules immediately preceding the Company entering into the binding Subscription Agreement. The total number of shares of Common Stock issuable upon exercise of the Investor Warrants at the initial exercise price is 2,094,000 in the aggregate.
Each share of Series B Stock is convertible at any time at the holder’s option into 2,000 shares of Common Stock at an initial conversion price per converted share of Common Stock equal to $0.50, which was the last consolidated closing bid price of the Company’s Common Stock as determined in accordance with Nasdaq rules immediately preceding the Company entering into the binding Subscription Agreement. The conversion price of the Series B Stock is subject to adjustment for stock splits, stock dividends, recapitalizations and the like. The total number of shares of Common Stock issuable upon conversion of the Series B Stock at the initial conversion price is 6,980,000 in the aggregate. A complete description of the terms of the Series B Stock was previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2009.
In consideration for services rendered as the lead placement agent in the Private Placement, on September 30, 2009, the Company paid J.P. Turner & Company, LLC (i) cash commissions aggregating $195,440, which represents 8% of the gross proceeds of the Private Placement, (ii) a management fee of $48,860, which represents 2% of the gross proceeds of the Private Placement and (iii) an expense allowance fee of $73,290, which represents 3% of the gross proceeds of the Private Placement, and issued to J.P. Turner Partners, L.P. a five-year warrant to purchase 907,400 shares of the Company’s Common Stock at an exercise price of $0.55 per share (the “Agent Warrant”), which was 110% of the last consolidated closing bid price of the Company’s Common Stock as determined in accordance with Nasdaq rules immediately preceding the Company entering into the Agent Warrant.
The Investor Warrants and the Agent Warrant may be exercised in cash or pursuant to a net exercise provision if the Company does not register the shares of Common Stock issuable upon exercise of the Investor Warrants or Agent Warrant on or prior to March 30, 2010. The exercise price of the Investor Warrants and the Agent Warrant is subject to adjustment for stock splits, stock dividends, recapitalizations and the like. The Investor Warrants and Agent Warrant also are subject to a blocker that would prevent each holder’s Common Stock ownership at any given time from exceeding 4.99% of the Company’s outstanding Common Stock (which percentage may increase but never above 9.99%).
None of the Series B Stock, Investor Warrants, Agent Warrant or the Common Stock issuable upon conversion or exercise thereof has been registered under the Securities Act of 1933 and none may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company does not plan to register the Series B Stock, Investor Warrants or Agent Warrant (or the Common Stock issuable upon exercise of the Investor Warrants or Agent Warrant), but has agreed to file a registration statement on Form S-3 covering the resale of such number of shares of Common Stock issuable upon conversion of the Series B Stock as is permitted to be registered for resale under the rules of the Securities and Exchange Commission.
The information set forth above is qualified in its entirety by reference to the actual terms of the Subscription Agreement attached hereto as Exhibit 10.1 and the Warrant attached hereto as Exhibit 10.2, which are incorporated herein by reference.
The number of shares of the Company’s Common Stock outstanding immediately after the closing of the Private Placement was 9,995,716 shares.

Item 3.02. Unregistered Sales of Equity Securities.
The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The sale and issuance of the Units, Series B Stock, Investor Warrants and Agent Warrant (and the issuance of shares of Common Stock upon exercise or conversion thereof) have been determined to be exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.
Item 3.03. Material Modification to Rights of Security Holders.
The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.
Item 9.01. Financial Statements and Exhibits.
(a) Not Applicable.
(b) Not Applicable.
(c) Not Applicable.
(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form of Subscription Agreement dated September 30, 2009

10.2	Form of Warrant dated September 30, 2009
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION (Registrant)
Dated: October 6, 2009	/s/ JOHN J. STUART, JR.
John J. Stuart, Jr.
Senior Vice President and Chief Financial Officer